                                   Exhibit 12

               Computation of Ratios of Earnings to Fixed Charges



                                                    Twelve months ended October 31,
                                1998             1999             2000             2001             2002
                          ----------------------------------------------------------------------------------
Earnings:
Income before
    income taxes              $134,293         $162,750         $230,966         $337,889          $347,318
Interest expense                36,246           40,497           46,816           59,038            65,344
Rent expense                       293              425              639              852               930
Amortization                       610              618              635              897             1,037
                          ----------------------------------------------------------------------------------
                              $171,442         $204,290         $279,056         $398,676          $414,629
                          ==================================================================================

Fixed charges:
Homebuilding
Interest incurred              $38,525          $51,515          $60,275          $79,245           $90,331
Rent expense                       293              425              639              852               930
Amortization                       610              618              635              897             1,037
                          ----------------------------------------------------------------------------------
                               $39,428          $52,558          $61,549          $80,994           $92,298
                          ==================================================================================

Ratio                             4.35             3.89             4.53             4.92              4.49